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                         [Letterhead of Paine Hamblen LLP]



                                                                    Exhibit 5(a)



                                 September 10, 1998

The Washington Water Power Company
1411 East Mission Avenue
Spokane, WA 99202

Ladies and Gentlemen:

     We are acting as counsel to The Washington Water Power Company (the "Company") in connection with the proposed offering by the Company of up to 2,000,000 shares of its Common Stock, no par value (the "Common Stock"), pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, as contemplated by the registration statement on Form S-3 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof under the Securities Act of 1933, as amended (the "Act"), said registration statement, as it may be amended, being hereinafter called the "Registration Statement."

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington and (iii) the Company's Restated Articles of Incorporation. We have also examined such other documents satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. As to various facts material to the opinions expressed below, we have relied on certificates of public officials, certificates of officers or employees of the Company, representations contained in the documents, and other oral or written assurances by officers or employees of the Company.

     Based upon the foregoing and subject to the qualifications herein expressed, we are of the opinion that:

          (I) with respect to authorized but unissued shares of Common Stock to be issued and sold pursuant to the Plan, when:

               (a) the Registration Statement shall have become effective under the Act (and assuming that no stop order shall have been issued);


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               (b)  the certificates for such shares of Common Stock have been duly countersigned and registered by a transfer agent and registrar;

               (c) and such shares of the Common Stock shall have been issued and delivered by the Company as contemplated by, and in conformity with, the acts, proceedings and documents referred to above and the Company's Restated Articles of Incorporation upon receipt of full consideration therefore; and

               (d) the Right's appurtenant to such shares of the Common Stock shall have been issued in accordance with the terms of the Rights Agreement, dated as of February 6, 1990 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as amended;

such shares of the Common Stock will have been legally issued and will be fully paid and non-assessable and the Rights appurtenant thereto will have been legally issued; and no further approval, authorization, consent or other order of, or filing with, any governmental agency of the States of Washington, California, Idaho, Montana and Oregon will be required for the legal issuance by the Company of such shares of Common Stock as contemplated in the Registration Statement in order for such shares of Common Stock to be fully paid and non-assessable or in order for the Rights appurtenant to such shares to be legally issued; and

          (II) with respect to the outstanding shares of Common Stock to be purchased in the open market for sale pursuant to the Plan, when

               (a) the Registration Statement shall have become effective under the Act and

               (b)  such shares of Common Stock shall have been so purchased,

such shares of the Common Stock will have been legally issued and will be fully paid and non-assessable and the Rights appurtenant thereto will have been legally issued; provided, however, that with respect to any such shares of Common Stock heretofore issued pursuant to the Plan or pursuant to other offerings to employees and/or directors, we have necessarily assumed, without investigation, that the certificates for such shares of Common Stock have been duly countersigned and registered by a transfer agent and registrar and that, upon the issuance of such shares of Common Stock, the Company received the full consideration therefore authorized by the Company's Board of Directors; and provided, further, that this opinion does not extend to shares of Common Stock issued subsequent to the date hereof (except as indicated in paragraph (I) above).

     The opinions expressed herein are limited to the laws of the States of Washington, California, Idaho, Montana and Oregon (excluding therefrom principles of conflicts of laws, state securities or blue sky laws and laws of political subdivisions of such States). To the extent that such opinions relate to or are dependent upon matters governed by the Federal Power Act, as amended, the Public Utility Holding Company of 1935, as amended, or the Investment Company Act of 1940, as amended, we have assumed the legal conclusions set forth in the opinion of Thelen Reid & Priest LLP which is being filed as Exhibit 5(b) and 8 to the Registration Statement.

     We note that we are not aware of any court decisions applying the law of the State of Washington that addresses plans similar to the Rights Agreement, and that, as a consequence, it is


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difficult to predict how a court applying such law would rule with respect to the due authorization and valid issuance of the Rights. We have concluded that a court applying the law of the State of Washington, when presented with novel questions concerning matters such as the authorization and issuance of the Rights, after giving effect to reported court decisions concerning the "business judgment rule" under Washington law, most likely would look to and apply the corporate law of the State of Delaware. Accordingly, the opinions relating to the Rights expressed in the immediately preceding paragraph are based upon such conclusion. We do not herein express any opinion as to the enforceability of the Rights or the Rights Agreement under the law of the State of Washington.

     This opinion is given as of the date hereof, without any obligation upon us to update this opinion or to advise the addressee hereof or any other party of any changes in circumstances or laws that may hereafter be brought to our attention or occur which may affect this opinion.

     We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm under the headings "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. Except as expressly permitted hereby, this opinion may not be used, delivered, circulated, filed, quoted or otherwise referred to.

                              Very truly yours,
                              /s/
                              PAINE, HAMBLEN, COFFIN,
                                   BROOKE & MILLER LLP